Exhibit 99.1
Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com
500 12th Ave. South * Nampa, ID 83651

HOME FEDERAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

Nampa, ID (January 29, 2010) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced first quarter results for the fiscal year ending September 30, 2010.  For the quarter ended December 31, 2009, the Company reported a net loss of ($309,000), or $(0.02) per diluted share, compared to a net loss of ($801,000), or $(0.05) per diluted share, for the same period a year ago.

The following summarizes key activities of the Company during the quarter ended December 31, 2009:

▪	The Bank launched two full-service banking offices in Boise and Meridian, Idaho, and closed two Walmart branches;
▪	In connection with the August 2009 acquisition of the operations of Community First Bank, the Bank purchased two banking offices and assumed leases on five other offices in the Central Oregon Region;
▪	Provision for loan losses totaled $700,000 as delinquent loans and classified assets increased during the quarter;
▪	Net charge offs totaled $1.3 million;
▪	The Bank received $9.4 million in reimbursed losses from the FDIC on assets covered under the loss share agreement.

On August 7, 2009, the Company purchased certain assets and assumed certain liabilities of Community First Bank located in Prineville, Oregon in an FDIC-facilitated acquisition (the “Acquisition”), which has been incorporated prospectively in the Company’s financial statements. Therefore, year over year results of operations may not be comparable. Additionally, only 54 days of operations from the Acquisition are included in the fourth quarter of fiscal 2009, which impacts linked quarter comparisons. In certain areas, management has separately disclosed the impact of the Acquisition on the financial condition and results of operations of the Company. In connection with the Acquisition, the Bank entered into a loss sharing agreement under which the Bank will be reimbursed by the FDIC for 80% of the first $34.0 million of losses on acquired loans and real estate owned and for 95% of losses beyond that threshold.  The Acquisition resulted in the Bank’s entrance to the Tri-County Region of Central Oregon, which we refer to as the Central Oregon Region.

Len E. Williams, the Company’s President and CEO, commented “The integration of our Central Oregon Region was a focus of the quarter, as well as understanding the loss share loan portfolio. We will continue to diligently assess the collectability of these assets as we evaluate this portfolio. In general, performance of the loss share portfolio is as we anticipated. We are also realizing the deterioration of non-owner occupied commercial real estate loans in our Idaho Region, as we previously projected. While we were successful in selling some foreclosed properties during the quarter ended December 31, 2009, additional substandard loans were placed on nonaccrual status, which increased our level of nonperforming assets.”

Results of operations

Total revenue for the quarter ended December 31, 2009, which consisted of net interest income before the provision for loan losses and noninterest income, increased $1.1 million, or 13%, to $9.3 million compared to $8.2 million for the same period of 2008 and $8.3 million compared to the linked fourth quarter of fiscal 2009.  Total revenue for the fourth quarter of fiscal 2009 was reduced by transactions related to the Acquisition, including a prepayment penalty of $498,000 incurred on the prepayment of assumed Federal Home Loan Bank (“FHLB”) of Seattle borrowings and a loss on the sale of securities of $254,000.

Home Federal Bancorp, Inc.
January 29, 2010

Net interest income. Net interest income before the provision for loan losses increased $636,000, or 11%, to $6.4 million for the quarter ended December 31, 2009, compared to $5.7 million for the same quarter of the prior year. Net interest income associated with the Acquisition accounted for $593,000 of the increase. The Company’s net interest margin was unchanged at 3.37% for the quarter ended December 31, 2009, when compared to the quarter ended December 31, 2008, and was down 16 basis points from 3.53% in the linked quarter as the amortization of fair value adjustments on purchased loans reduced net interest income.  Additionally, the increase in nonperforming loans purchased in the Acquisition reduced the average yield earned on the loan portfolio.  Fair value amortization of purchased loans and assumed deposits decreased interest income and interest expense by $427,000 and $200,000, respectively, during the first quarter of fiscal 2010.

Provision for loan losses. A provision for loan losses of $700,000 was recorded in connection with management’s analysis of the loan portfolio for the quarter ended December 31, 2009, compared to $3.6 million for the same period of the prior year and $8.0 million in the linked quarter. The provision recorded during the first quarter of fiscal 2010 was mainly due to continued signs of stress in the commercial real estate portfolio in the Idaho Region, including higher delinquencies, nonperforming loans and classified commercial real estate loans at December 31, 2009.  A provision for losses was not recorded during the first quarter of fiscal year 2010 on loans covered by the loss share agreement with the FDIC as management is still reviewing the performance of the Central Oregon Region portfolio.

Noninterest income. Noninterest income increased $414,000, or 17%, to $2.9 million for the quarter ended December 31, 2009, compared to $2.5 million for the same quarter a year ago as a result of $444,000 of noninterest income associated with the Acquisition. Within other income, rental income increased $100,000 from the same period of the prior year as a result of rental income received on foreclosed properties during the quarter just ended.  Other income of $160,000 was also recorded in the first quarter of fiscal 2010 associated with the accretion of the FDIC indemnification receivable.  Excluding $752,000 from losses on transactions associated with the Acquisition recorded in the fourth quarter of fiscal 2009, noninterest income increased $249,000 from the linked quarter. Net gains from the sale of real estate owned totaled $21,000 in the first quarter of fiscal 2010 compared to losses of $95,000 in the linked quarter. Excluding the impact of the Acquisition, the Bank continues to experience year over year declines in nonsufficient funds fee income on checking accounts as the deposit portfolio strategically is shifted away from low-balance high overdraft accounts to higher-balance relationship accounts. Nonsufficient funds fee income is expected to continue to decline as a result of this shift and in reaction to newly promulgated regulations.

Noninterest expense. Noninterest expense for the quarter ended December 31, 2009, increased $3.0 million, or 51% to $9.1 million from $6.0 million for the comparable period a year earlier. Noninterest expense associated with the Acquisition accounted for $1.8 million of the increase.

Compensation and benefits increased $1.0 million from the year ago period primarily as a result of personnel added in the Acquisition. The Bank will continue to operate separate back offices in the Idaho and Central Oregon Regions until a full conversion and integration to a new core application platform is completed, which is anticipated in the fourth quarter of fiscal 2010.

Occupancy and equipment expenses were $294,000 higher in the first quarter of fiscal 2010 compared to the first quarter of fiscal year 2009 as the Acquisition accounted for $258,000 of the increase. During the 2010 quarter, the Bank purchased two former Community First Bank banking offices in Central Oregon from the FDIC as well as the furniture and fixtures in seven banking offices. Buildings and furniture and fixtures were not purchased at the closing of the Acquisition. Rent recorded on those assets during the first quarter of fiscal 2010 totaled $62,000.

Data processing expenses increased $259,000 during the first quarter of 2010 compared to the year-ago period with the Acquisition accounting for $165,000 of the increase. Professional services increased during the quarter due to audit costs related to external loan review services for the Acquisition.

Insurance and taxes increased $403,000 from the same period of the prior year due to insurance premiums on the increased number of foreclosed properties as well as overdue taxes paid on real estate owned upon foreclosure. The

Home Federal Bancorp, Inc.
January 29, 2010

Bank also paid $2.2 million in prepaid FDIC deposit insurance premiums during the first quarter of fiscal 2010. This amount will be amortized to expense over three years beginning in the second quarter of fiscal 2010.

The provision for real estate owned increased $801,000 during the first quarter of fiscal year 2010 compared to the same period of the prior year as a result of quarterly valuation assessments performed on a significantly higher number of foreclosed properties.

Balance Sheet

Total assets increased $104.0 million, or 15%, to $822.1 million at December 31, 2009, compared to $718.1 million a year earlier with the Acquisition adding approximately $166 million of assets at December 31, 2009.

Cash and Investments. Cash and amounts due from depository institutions increased to $68.5 million at December 31, 2009, from $50.0 million at September 30, 2009, and $17.4 million at December 31, 2008. The Company has increased its liquidity as a result of the very low interest rate environment, which makes medium-term investments unattractive, and to provide increased flexibility for potential acquisitions.

Investments decreased $25.9 million, or 14%, to $162.3 million at December 31, 2009, compared to $188.2 million at December 31, 2008.  The decrease was attributable to regular principal repayments on mortgage-backed securities, offset partially by investment purchases, including those purchased in the Acquisition.

Loans. Total loans (before the allowance for loans losses) at December 31, 2009, increased $51.8 million or 10.9% to $526.0 million, compared to $474.2 million at December 31, 2008.  The loans purchased in the Acquisition totaled $120.6 million at December 31, 2009. The increase due to the Acquisition was offset by lower balances in residential and commercial loan categories in the Idaho Region when compared to the year ago period.

The loan portfolio in the Idaho Region declined $69.0 million at December 31, 2009 from December 31, 2008, with one-to-four family residential loans declining $42.4 million from the prior year. This was consistent with management’s strategy to reduce the Bank’s exposure to loans secured by residential real estate. Commercial and commercial construction loans declined $17.1 million at December 31, 2009, compared to December 31, 2008, with nearly all the decline occurring in the builder finance, or land development and construction, portfolio. The builder finance and construction portfolios have experienced a high level of losses over the past year due to declining real estate prices and excess housing inventory in the Bank’s markets.

During the first quarter of fiscal year 2010, loans in the Idaho Region declined $7.6 million as residential mortgage loans declined $8.7 million during the quarter. Commercial and commercial real estate loans increased $2.9 million during the quarter. Loans in the Central Oregon Region declined $5.7 million during the first quarter of fiscal 2010. Management has tightened lending criteria and the general economic slowdown, compounded by few creditworthy lending opportunities, has limited loan originations over the last year.

Asset Quality. The allowance for loan losses was $28.1 million, or 5.34%, of gross loans at December 31, 2009, compared to $28.7 million, or 5.32% of gross loans at September 30, 2009, and $8.0 million, or 1.69% of gross loans at December 31, 2008. At the time of the Acquisition, troubled loans accounted for under Accounting Standards Codification Topic 310-30 were recorded at fair value, which included a $14.2 million reduction in the balances purchased. The general allowance for loan losses allocated to loans covered under the loss share agreement totaled $16.0 million, or 13% of all covered loans. The allowance for loan losses allocated to the Idaho Region loan portfolio was $12.1 million, or 2.98% of the portfolio. Net charge-offs totaled $1.3 million during the quarter ended December 31, 2009.

Loans delinquent 30 to 89 days totaled $15.8 million at December 31, 2009, compared to $7.9 million at September 30, 2009, including $7.5 and $6.1 million, respectively, of delinquent loans covered by the loss share agreement with the FDIC. Residential loan delinquencies increased $3.0 million at December 31, 2009, from September 30, 2009. Commercial and commercial real estate loan delinquencies in the Idaho Region increased $2.7 million during this same period.

Home Federal Bancorp, Inc.
January 29, 2010

Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $62.8 million at December 31, 2009, compared to $56.9 million at September 30, 2009, and $18.4 million at December 31, 2008. Real estate and other repossessed assets decreased $3.6 million during the first quarter of fiscal 2010 to $14.8 million at December 31, 2009, with $5.9 million of real estate and other repossessed assets covered under the loss share agreement with the FDIC.  Real estate owned and other repossessed assets was comprised of $9.4 million of land development and speculative one-to-four family construction projects, $3.8 million of commercial real estate, $1.3 million of one-to-four family residential properties, and $330,000 of other repossessed assets.

The following table summarizes nonperforming loans and real estate owned at December 31, 2009, and September 30, 2009:

	December 31, 2009			September 30, 2009			Quarterly Change
(in thousands)	Covered Assets(1)	Legacy(2) Portfolio	Total	Covered Assets(1)	Legacy(2) Portfolio	Total Portfolio	Covered Assets(1)	Legacy(2) Portfolio	Total
Acquisition and development	$7,439	$ 653	$8,092	$6,985	$ 623	$7,608	$ 454	$ 30	$ 484
One-to-four family construction	628	2,029	2,657	481	2,283	2,764	147	(254)	(107)
Commercial real estate	14,821	7,006	21,827	11,016	2,725	13,741	3,805	4,281	8,086
One-to-four family residential	5,831	7,058	12,889	5,020	5,971	10,991	811	1,087	1,898
Other	2,417	157	2,574	3,206	182	3,388	(789)	(25)	(814)
Total nonperforming loans	31,136	16,903	48,039	26,708	11,784	38,492	4,428	5,119	9,547
Real estate owned and other repossessed assets	6,038	8,744	14,782	7,516	10,875	18,391	(1,478)	(2,131)	(3,609)
Total nonperforming assets	$37,174	$25,647	$62,821	$34,224	$22,659	$56,883	$2,950	$2,988	$5,938
__________________________
(1)	Assets covered by the loss share agreement are presented at estimated fair value, net of adjustments of $1.4 million and $14.3 million at December 31, 2009 and September 30, 2009, respectively
(2)	Assets included within the Idaho Region

Deposits and borrowings. Deposits increased $145.1 million, or 38%, to $522.5 million at December 31, 2009, compared to $377.4 million at December 31, 2008, mainly due to the Acquisition.  Deposits in the Central Oregon Region totaled $137.0 million at December 31, 2009, compared to $143.5 million on the date of the Acquisition. However, core deposits (defined as checking, savings and money market accounts) in the Central Oregon Region totaled $71.1 million at December 31, 2009, compared to $68.0 million on the date of the Acquisition, highlighting the execution of the retail banking division’s goal to increase core deposits. Management continues to observe certificate of deposit rates offered by competitors in both of the Bank’s markets that in many instances exceed the cost of the Bank’s alternative funding sources, including FHLB advances. As a result, certificate balances have declined as management has chosen to conservatively price certificate of deposit accounts.

Total deposits increased $7.6 million from the linked quarter including an increase of $11.5 million in core deposits and a decrease of $3.9 million in certificates of deposit. Most of the increase in core deposits in the Idaho Region is a result of year-end seasonal balance increases by depositors.

FHLB advances and other borrowings decreased $47.7 million, or 38%, to $76.9 million at December 31, 2009, compared to $124.6 million at December 31, 2008.  The decrease resulted from maturing FHLB advances being repaid with excess liquidity.

Equity. Stockholders’ equity increased $866,000, or less than 1%, to $208.3 million at December 31, 2009, compared to $207.4 million at December 31, 2008.  The extraordinary gain of $15.3 million associated with the

Home Federal Bancorp, Inc.
January 29, 2010

Acquisition was the most significant factor in the increase in stockholders’ equity, which was recorded in the fourth quarter of fiscal year 2009.  The gain was offset by repurchases of shares of common stock during the past year totaling $7.9 million.  In addition, dividends of $3.4 million and a loss from operations of $6.7 million for the twelve months ended December 31, 2009, reduced retained earnings while a lower interest rate environment at December 31, 2009, increased the unrealized gain on securities by $1.3 million, net of tax, compared to December 31, 2008.

Strategic Outlook

The economic environment in the Company’s current markets of Southwestern Idaho and Central Oregon continues to be weak with unemployment rates exceeding national levels and a pessimistic economic growth outlook over the next 12 months. Management believes that meaningful organic growth in loans will be difficult to achieve in the short term. Therefore, the Company continues to review and pursue FDIC-assisted acquisitions in order to take advantage of the unique opportunity these acquisitions present to grow the organization with quantifiable credit risk. The Board and Management of the Company have identified the intermountain region between Salt Lake City and the Cascade Mountain range as the initial primary target market for organic and acquisitive growth. Management believes several institutions may be placed into FDIC receivership in this region and intends to participate in auctions of failed institutions that provide attractive franchise expansion. This primary target market may be expanded, should FDIC-assisted acquisition opportunities meeting the Company’s investment objectives arise in adjacent markets.  Nonetheless, the Company can provide no assurance that any of these opportunities will materialize or, if they do, that the Bank will be the successful bidder for a failed institution.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves the Treasure Valley region of Southwestern Idaho and the Tri-County Region of Central Oregon through 22 full-service banking offices and one commercial loan center. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME." The Company's stock is also included in the Russell 2000 Index. For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
January 29, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	December 31, 2009	September 30, 2009	December 31, 2008

ASSETS
Cash and amounts due from depository institutions	$ 68,471	$ 49,953	$ 17,412
Investments available for sale, at fair value	162,322	169,320	188,237
FHLB stock, at cost	10,326	10,326	9,591
Loans receivable, net of allowance for loan losses of $28,141, $28,735, and $8,027	497,862	510,629	466,169
Loans held for sale	2,008	862	2,267
Accrued interest receivable	2,530	2,781	2,534
Property and equipment, net	25,777	20,462	16,073
Bank owned life insurance	12,121	12,014	11,696
Real estate and other property owned	14,782	18,391	1,352
FDIC indemnification receivable, net	21,252	30,038	-
Other assets	4,671	3,123	2,802
TOTAL ASSETS	$822,122	$827,899	$718,133

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$ 67,212	$ 68,156	$ 41,187
Interest-bearing demand deposits	187,325	176,049	134,148
Savings deposits	42,939	41,756	27,589
Certificates of deposit	224,975	228,897	174,475
Total deposit accounts	522,451	514,858	377,399
Advances by borrowers for taxes and insurance	660	1,132	721
Interest payable	535	553	486
Deferred compensation	5,307	5,260	5,230
FHLB advances and other borrowings	76,890	84,737	124,574
Deferred income tax liability, net	4,889	5,571	310
Other liabilities	3,076	6,123	1,965
Total liabilities	613,808	618,234	510,685

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
Dec. 31, 2009 - 17,445,311 issued; 16,698,168 outstanding	167	167	174
Sept. 30, 2009 - 17,445,311 issued; 16,698,168 outstanding
Dec. 31, 2008 - 17,445,311 issued; 17,392,289 outstanding
Additional paid-in capital	151,212	150,782	157,813
Retained earnings	63,310	64,483	58,118
Unearned shares issued to ESOP	(9,438)	(9,699)	(10,378)
Accumulated other comprehensive income	3,063	3,932	1,721
Total stockholders’ equity	208,314	209,665	207,448
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$822,122	$827,899	$718,133

Home Federal Bancorp, Inc.
October 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)	Three Months Ended December 31,
	2009	2008
Interest and dividend income:
Loan interest	$ 7,103	$ 7,113
Mortgage-backed security interest	1,734	2,205
Other interest and dividends	49	10
Total interest and dividend income	8,886	9,328

Interest expense:
Deposits	1,674	2,018
FHLB FHLB advances and other borrowings	831	1,565
Total interest expense	2,505	3,583
Net interest income	6,381	5,745
Provision for loan losses	700	3,575
Net interest income (loss) after provision for loan losses	5,681	2,170

Noninterest income:
Service charges and fees	2,264	2,109
Gain on sale of loans	183	190
Increase in cash surrender value of life insurance	107	106
Other	321	56
Total noninterest income	2,875	2,461

Noninterest expense:
Compensation and benefits	4,617	3,575
Occupancy and equipment	1,064	770
Data processing	800	542
Advertising	260	248
Postage and supplies	166	137
Professional services	479	335
Insurance and taxes	558	155
Provision for REO	801	-
Other	338	272
Total noninterest expense	9,083	6,034
Loss before income taxes	(527)	(1,403)
Income tax benefit	(218)	(602)
NET INCOME (LOSS)	$ (309)	$ (801)

Loss per common share:
Basic	$ (0.02)	$ (0.05)
Diluted	(0.02)	(0.05)
Weighted average number of shares outstanding:
Basic	15,447,705	16,129,252
Diluted	15,447,705	16,129,252

Dividends declared per share:	$ 0.055	$ 0.055

Home Federal Bancorp, Inc.
October 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2009				2008
	December 31	September 30	June 30	March 31	December 31
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.15)%	4.94%	(0.72)%	0.27%	(0.44)%
Return (loss) on average equity (1)	(0.59)	19.41	(2.48)	0.93	(1.55)
Net interest margin (1)	3.37	3.53	3.53	3.60	3.37
Efficiency ratio (2)	98.13	112.59	84.26	79.12	73.53

PER SHARE DATA
Diluted earnings (loss) per share before extr. item	$ (0.02)	$ (0.36)	$ (0.08)	$ 0.03	$ (0.05)
Diluted earnings per share of extr. item	-	0.98	-	-	-
Diluted earnings per share after extr. item	-	0.63	-	-	-
Book value per outstanding share	12.48	12.56	11.90	12.15	11.93
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding(3)	15,447,705	15,381,657	15,352,714	15,776,330	16,129,252

ASSET QUALITY
Allowance for loan losses	$ 28,141	$ 28,735	$ 8,266	$ 7,333	$ 8,027
Nonperforming loans	48,039	38,492	16,462	14,590	17,034
Nonperforming assets	62,821	56,883	25,076	19,068	18,386
Nonperforming covered assets(4)	37,173	34,224	--	--	--
Total covered assets(4)	126,310	133,882	--	--	--

Allowance for loan losses to non-performing loans	58.58%	74.65%	50.21%	50.26%	47.12%
Allowance for loan losses to gross loans	5.34	5.32	1.93	1.64	1.69
Nonperforming loans to gross loans	9.12	7.13	3.85	3.26	3.58
Nonperforming assets to total assets	7.64	6.87	3.73	2.75	2.56
Nonperforming loans to gross loans not covered(5)	4.14	2.84	3.85	3.26	3.58
Nonperforming assets to total assets not covered(5)	3.66	3.26	3.73	2.75	2.56

FINANCIAL CONDITION DATA
Average interest-earning assets	$ 756,308	$728,515	$647,499	$661,428	$681,374
Average interest-bearing liabilities	527,438	503,636	441,036	449,175	470,319
Net average earning assets	228,870	224,879	206,463	212,253	211,055
Average interest-earning assets to average interest-bearing liabilities	143.39%	144.65%	146.81%	147.25%	144.87%
Stockholders’ equity to assets	25.34	25.32	29.53	28.97	28.89

STATEMENT OF INCOME DATA
Interest income	$ 8,886	$ 9,159	$ 8,410	$ 8,930	$ 9,328
Interest expense	2,505	2,727	2,697	2,970	3,583
Net interest income	6,381	6,432	5,713	5,960	5,745
Provision for loan losses	700	8,000	3,450	1,060	3,575
Noninterest income	2,875	1,874	2,611	2,345	2,461
Noninterest expense	9,083	9,352	7,014	6,571	6,034
Net income (loss) before taxes	(527)	(9,046)	(2,140)	674	(1,403)
Income tax expense (benefit)	(218)	(3,452)	(894)	198	(602)
Net income (loss) before extraordinary item	$ (309)	$(5,594)	$(1,246)	$ 476	$ (801)

Extraordinary gain, net of tax	-	15,291	-	-	-
Net income (loss)	$ (309)	$ 9,697	$(1,246)	$ 476	$ (801)

Total revenue (6)	$ 9,256	$ 8,306	$ 8,324	$ 8,305	$ 8,206

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Loans and other real estate owned covered by a loss share agreement with the FDIC
(5)	Ratio excludes loans and real estate owned covered by a loss share agreement with the FDIC
(6)	Net interest income plus noninterest income.